In regard to the Interfund Lending program, I certify that the Advisers on behalf of the Funds have implemented procedures reasonably designed to achieve compliance with the SEC Exemptive Order and Board approved procedures.

/s/ Frank Knox	2-19-14
——————— Frank Knox	———— Date
Chief Compliance Officer
John Hancock Funds